Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy and gives effect to the Acquisition and the financing for the Acquisition as well as the previous Duke Midwest and EquiPower Acquisitions as described below.  The historical data provided for the year ended December 31, 2015 and as of and for the three months ended March 31, 2016 are derived from our audited annual consolidated financial statements and unaudited interim consolidated financial statements included in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

The unaudited pro forma condensed combined statements of operations are presented for the fiscal year ended December 31, 2015 and for the three months ended March 31, 2016.  The unaudited pro forma condensed combined balance sheet is presented as of March 31, 2016. The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015 and Dynegy’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, in addition to the financial statements of the GSENA Thermal Assets for the same periods included elsewhere in this Current Report on Form 8-K.  Additionally, the financial statements of Duke Midwest Generation Business (“Duke Midwest”) and the combined financial statements of EquiPower and its subsidiaries and Brayton and its subsidiary (collectively “EquiPower”) for the three months ended March 31, 2015, as included in Dynegy’s Current Report on Form 8-K filed on May 18, 2015, should be read in connection with the Pro Forma Financial Information.

The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below.  The unaudited pro forma condensed combined balance sheet reflects the impact of the Acquisition and the financing of the Acquisition described below as if they had been completed on March 31, 2016.  The unaudited pro forma condensed combined statements of operations give effect to the Acquisition and the financing of the Acquisition as well as the previous Duke Midwest and EquiPower Acquisitions as described below as if they had been completed on January 1, 2015, and only include adjustments which have an ongoing impact.  The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

The Pro Forma Financial Information gives effect to the following:

•                  The Acquisition.  On February 24, 2016, a wholly-owned subsidiary of Dynegy entered into an acquisition agreement with GSENA and International Power, S.A., indirect subsidiaries of Engie S.A., pursuant to which the Dynegy subsidiary will purchase GSENA (which at closing will consist solely of the GSENA Thermal Assets) from International Power S.A. for a purchase price of $3.3 billion, subject to customary adjustments.

•                  Term Loan Facility.  Dynegy intends to commence the syndication of an incremental $2.0 billion term loan B facility, which it will borrow upon concurrently with consummation of the Acquisition in order to finance a portion of the purchase price of the Acquisition and pay related fees and expenses.

•                  Tangible Equity Units.  Dynegy intends to conduct a $400 million public offering of tangible equity units, or “Units.”  Each Unit has a stated amount of $100. Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due July 1, 2019.  We expect to treat the prepaid stock purchase contract as equity and the amortizing senior notes as debt.  We also expect that earnings per share of Dynegy stock will be diluted by this transaction. The basic earnings per share calculation includes the minimum number of shares expected to be delivered (17.9 million), based on the closing price of Dynegy’s common stock on June 10, 2016 of $18.27.  The number of shares above the minimum are considered in the diluted earnings per share calculation.

•                  Common Stock Issuance to ECP.  Dynegy will sell 13,711,152 shares of its common stock at $0.01 par value per share for an aggregate purchase price of $150 million to affiliated investment funds of Energy Capital Partners III, LLC (the “ECP Funds”).

•                  Previous Duke Midwest and EquiPower Acquisitions.  Dynegy acquired Duke Midwest on April 2, 2015 and acquired EquiPower on April 1, 2015.  Therefore, the results of operations of those acquisitions are only reflected in Dynegy’s historical consolidated statement of operations for the year ended December 31, 2015 from the respective acquisition closing dates.  As a result, we have included adjustments to reflect the previous Duke Midwest and EquiPower Acquisitions as if they had occurred on January 1, 2015.

While Dynegy considers all of the intended transactions above to be probable, it is possible that any or all of the transactions may not occur.  In the event the Acquisition does not close, Dynegy may re-assess its capital structure.

The Pro Forma Financial Information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, whereby we are required to record the assets acquired and liabilities assumed in the Acquisition at their estimated fair values as of the closing date.  The fair value adjustments associated with the assets and liabilities used in the preparation of the unaudited pro forma condensed combined financial statements included herein should be considered preliminary.  Actual results could vary materially from the Pro Forma Financial Information.  In addition, the adjustments related to the Acquisition do not reflect any of the synergies and cost reductions that may result.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2016
	($ in millions)
	Dynegy	Transaction		GSENA Thermal Assets	Acquisition		Dynegy
	As Reported	Financing		As Reported	Adjustments		As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$821	$2,916	(a)	$—	$(3,343)	(d)	$394
Restricted cash	37	—		—	—		37
Accounts receivable, net	339	—		8	29	(e)	376
Accounts receivable from affiliates	—	—		29	(29)	(e)	—
Inventory	579	—		98	—		677
Assets from risk management activities	177	—		57	—		234
Intangible assets	81	—		—	—		81
Prepayments and other current assets	247	—		133	—		380
Total Current Assets	2,281	2,916		325	(3,343)		2,179
Property, plant, and equipment, net	8,242	—		3,134	148	(f)	11,524
Investment in unconsolidated affiliate	185	—		158	—		343
Assets from risk management activities	52	—		27	—		79
Goodwill	797	—		—	—		797
Intangible assets	44	—		13	—		57
Other long-term assets	107	—		—	—		107
Total Assets	$11,708	$2,916		$3,657	$(3,195)		$15,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$243	$—		$37	$15	(e)	$295
Accounts payable affiliates	—	—		15	(15)	(e)	—
Legal contingency	—	—		65	(65)	(h)	—
Accrued interest	180	—		—	—		180
Intangible liabilities	65	—		—	—		65
Accrued liabilities and other current liabilities	99	—		23	—		122
Liabilities from risk management activities	117	—		—	—		117
Asset retirement obligations	51	—		—	—		51
Debt, current portion	108	22	(b)	1,329	(1,329)	(i)	130
Total Current Liabilities	863	22		1,469	(1,394)		960
Debt, long-term portion	7,304	2,414	(b)	37	(37)	(i)	9,718
Other Liabilities
Liabilities from risk management activities	120	—		—	—		120
Asset retirement obligations	234	—		21	—		255
Deferred income taxes	44	—		348	(301)	(j)	91
Intangible liabilities	50	—		—	—		50
Other long-term liabilities	186	—		—	—		186
Total Liabilities	8,801	2,436		1,875	(1,732)		11,380

Commitments and contingencies	—	—		—	—		—

Total Equity	2,907	480	(c)	1,782	(1,463)	(k)	3,706
Total Liabilities and Equity	$11,708	$2,916		$3,657	$(3,195)		$15,086

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2016
	($ in millions)
	Dynegy	Transaction		GSENA Thermal Assets	Acquisition		Dynegy
	As Reported	Financing		As Reported	Adjustments		As Adjusted

Revenues	$1,123	$—		$155	$8	(m)	$1,286
Cost of sales, excluding depreciation expense	(545)	—		(59)	3	(n)	(601)
Gross margin	578	—		96	11		685
Operating and maintenance expense	(221)	—		(27)	(7)	(o)	(255)
Depreciation expense	(171)	—		(57)	16	(p)	(212)
Impairments	—	—		(6)	—		(6)
Mark-to-market income (loss), net	—	—		8	(8)	(m)	—
Loss on sale of assets	—	—		(3)	—		(3)
General and administrative expense	(37)	—		—	(9)	(q)	(46)
Acquisition and integration costs	(4)	—		—	4	(r)	—
Personnel costs	—	—		(13)	13	(s)	—
Operating income (loss)	145	—		(2)	20		163
Earnings from unconsolidated investments	2	—		10	—		12
Interest expense	(142)	(50)	(l)	(11)	11	(t)	(192)
Other income and expense, net	1	—		—	—		1
Income (loss) before income taxes	6	(50)		(3)	31		(16)
Income tax benefit (expense)	(16)	—		1	(2)	(u)	(17)
Net income (loss)	(10)	(50)		(2)	29		(33)
Less: Net loss attributable to noncontrolling interest	—	—		—	—		—
Net income (loss) attributable to Dynegy Inc.	(10)	(50)		(2)	29		(33)
Less: Dividends on preferred stock	5	—		—	—		5
Net income (loss) attributable to Dynegy Inc. common stockholders	$(15)	$(50)		$(2)	$29		$(38)

Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(0.13)						$(0.26)	(v)

Basic and diluted shares outstanding	117						149	(v)

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

		Year Ended December 31, 2015
		($ in millions)
	Dynegy	Duke Midwest and EquiPower		Transaction		GSENA Thermal Assets	Acquisition		Dynegy
	As Reported	Acquisitions		Financing		As Reported	Adjustments		As Adjusted

Revenues	$3,870	$981	(w)	$—		$1,221	$4	(m)	$6,076
Cost of sales, excluding depreciation expense	(2,028)	(564)	(x)	—		(652)	20	(n)	(3,224)
Gross margin	1,842	417		—		569	24		2,852
Operating and maintenance expense	(839)	(118)	(y)	—		(135)	(19)	(o)	(1,111)
Depreciation expense	(587)	(120)	(z)	—		(229)	65	(p)	(871)
Impairments	(99)	—		—		(576)	—		(675)
Mark-to-market income (loss), net	—	—		—		4	(4)	(m)	—
Gain (loss) on sale of assets	(1)	4	(aa)	—		(11)	—		(8)
General and administrative expense	(128)	(9)	(bb)	—		—	(51)	(q)	(188)
Acquisition and integration costs	(124)	—		—		—	86	(r)	(38)
Personnel costs	—	—		—		(50)	50	(s)	—
Operating income (loss)	64	174		—		(428)	151		(39)
Earnings from unconsolidated investments	1	2	(cc)	—		46	—		49
Interest expense	(546)	(1)	(dd)	(201)	(l)	(58)	58	(t)	(748)
Other income and expense, net	54	1	(aa)	—		—	—		55
Income (loss) before income taxes	(427)	176		(201)		(440)	209		(683)
Income tax benefit (expense)	474	—	(ee)	—		(53)	43	(u)	464
Net income (loss)	47	176		(201)		(493)	252		(219)
Less: Net loss attributable to noncontrolling interest	(3)	—		—		—	—		(3)
Net income (loss) attributable to Dynegy Inc.	50	176		(201)		(493)	252		(216)
Less: Dividends on preferred stock	22	—		—		—	—		22
Net income (loss) attributable to Dynegy Inc. common stockholders	$28	$176		$(201)		$(493)	$252		$(238)

Basic earnings per share attributable to Dynegy Inc. common stockholders	$0.22								$(1.52)	(v)
Diluted earnings per share attributable to Dynegy Inc. common stockholders	$0.22								$(1.52)	(v)

Basic shares outstanding	125								157	(v)
Diluted shares outstanding	126								157	(v)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Balance sheet adjustments:

Transaction Financing

a)                         Includes expected cash proceeds of:

•                  $2 billion related to the term loan facility;

•                  $450 million draw on our existing revolving credit facility:

•                  $400 million related to the Units; and

•                  $150 million related to the common stock issuance to the ECP Funds.

Less:

•                  $72 million of debt issuance costs for the term loan facility and an increase to revolver capacity; and

•                  $12 million issuance costs for the units, of which $10 million is related to the equity portion, and $2 million is related to the debt portion.

In addition, if the Underwriters’ Option was exercised, it would result in an additional $60 million of cash proceeds related to the Units; however, no adjustment for the Underwriters’ Option is reflected in the Pro Forma Financial Information.

b)                         Represents new debt comprised of the $2 billion term loan facility, $450 million draw on our existing credit line, and $60 million of senior amortizing notes (which are a component of the Units), less $74 million in debt issuance costs (which is reflected in long term debt).  Debt, current portion reflects $22 million for the current portion of the amortizable notes.

c)                          Represents $340 million attributable to the Units and $150 million related to the common stock to be issued to the ECP Funds, less equity issuance costs of $10 million.

Acquisition Adjustments

d)                         Includes $3.307 billion of cash consideration for the Acquisition and $36 million in nonrecurring transaction costs.  The cash consideration of $3.307 billion represents the Base Purchase Price of $3.3 billion, adjusted for estimates of the following items as defined within the Acquisition agreement:

•                  Estimated 2016 Cash Flow Adjustment of $33 million;

•                  Estimated CapEx Spend Adjustment of $22 million;

•                  Less Net Working Capital Adjustment Amount of $48 million.

e)                          Reflects the reclassification of GSENA Thermal Assets’ historical affiliate accounts receivable and accounts payable of $29 million and $15 million, respectively, to third party Accounts receivable and payable, respectively.

f)                           Represents the adjustment to reflect Property, plant, and equipment (“PP&E”) at its estimated fair value.

g)                          Not used.

h)                         Reflects the removal of GSENA Thermal Assets’ historical legal contingency which is not assumed in the Acquisition.

i)                             Reflects the removal of GSENA Thermal Assets’ historical debt with affiliates which is excluded from the Acquisition.

j)                            Reflects an additional long-term deferred tax liability of $54 million as part of the purchase price allocation offset by a $355 million partial release of Dynegy’s valuation allowance as a result of the Acquisition.

k)                         Reflects an adjustment to remove GSENA Thermal Assets’ historical equity of $1.782 billion and record the transaction costs of $36 million noted in (d) above plus a tax benefit of $355 million from the release of the valuation allowance on Dynegy’s deferred tax assets.

Statement of operations adjustments:

Transaction Financing

l)                             Reflects an estimated interest expense of 8% for the $2 billion term loan facility, 5.5% for the $450 million draw on the revolving credit facility, and 6.25% for the $60 million debt portion of the units, and amortization of the $74 million debt issuance costs associated with this debt over an estimated life of 7 years.  An increase or decrease of 0.125% in the interest rate on the aggregate amount of additional indebtedness of $2.51 billion would result in a corresponding increase or decrease of $3.1 million in interest on an annual basis, or a corresponding increase or decrease of $0.8 million in interest on a quarterly basis.

Acquisition Adjustments

m)                     Represents the reclassification of GSENA Thermal Assets’ historical mark-to-market on commodity contracts to Revenues to conform to Dynegy’s presentation.

n)                         Represents the reclassification of $3 million and $20 million of GSENA Thermal Assets’ historical Cost of sales, excluding depreciation expense, for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively to Operating and maintenance (“O&M”) expense to conform to Dynegy’s presentation.

o)                         Represents the reclassification of GSENA Thermal Assets’ historical $3 million of Cost of sales and $13 million of personnel costs noted in (n) above and (s) below, respectively, to O&M expense, offset by the reclassification of $9 million of O&M expense to General and administrative (“G&A”) expense to conform to Dynegy’s presentation for the three months ended March 31, 2016.  Represents the reclassification of $20 million of GSENA Thermal Assets’ historical Cost of sales and $49 million of personnel costs noted in (n) above and (s) below, respectively, to O&M expense, offset by the reclassification of $50 million of O&M expense to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2015.

p)                         Reflects an adjustment to decrease GSENA Thermal Assets’ historical depreciation expense as a result of the fair value adjustment to PP&E, using the straight-line method of depreciation and estimated remaining useful lives of 20 years.

q)                         Represents the reclassification of $9 million of GSENA Thermal Assets’ historical O&M expense to G&A expense to conform to Dynegy’s presentation for the three months ended March 31, 2016.  Represents the reclassification of $50 million of GSENA Thermal Assets’ historical O&M expense and personnel costs of $1 million noted in (s) below to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2015.

r)                            Represents the removal of $4 million and $86 million of Dynegy’s acquisition costs for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, which are directly attributable to the Acquisition and the Duke Midwest and EquiPower Acquisitions.

s)                           Represents the reclassification of $13 million of GSENA Thermal Assets’ historical personnel costs to O&M expense to conform to Dynegy’s presentation for the three months ended March 31, 2016.  Represents the reclassification of $50 million of GSENA Thermal Assets’ historical personnel costs, including $49 million to O&M expense and $1 million to G&A expense, to conform to Dynegy’s presentation for the year ended December 31, 2015.

t)                            Represents an adjustment to remove GSENA Thermal Assets’ historical interest expense.

u)                         Reflects the removal of GSENA Thermal Assets’ historical income tax expense plus an adjustment to reflect the expected income tax provision based upon a combined federal and state statutory rate of 36%.

v)                         Reflects the addition of 13,711,152 shares of Dynegy common stock issued to the ECP Funds and 17,872,400 shares of common stock to be issued related to the Units. An additional 4,021,600 common shares could be issued related to the Units; however, no adjustment for these additional shares is reflected in the pro forma diluted earnings per share calculations as it is antidilutive.   A $0.10 increase or decrease in the settlement price based on Dynegy’s stock price would result in a related decrease or increase of approximately 98,000 shares of common stock to be issued related to the Units.  In addition, if the Underwriters’ Option was exercised, it would result in the issuance of an additional 2.7 million common shares related to the Units; however, no adjustment for the Underwriters’ Option is reflected in the Pro Forma Financial Information basic loss per share calculation.

Duke Midwest and EquiPower Acquisitions

w)                       Represents Duke Midwest’s and EquiPower’s historical Revenues of $543 million and $464 million, respectively for the period ended March 31, 2015, less an adjustment of $26 million to reflect amortization of identifiable intangible assets consisting of in-the-money capacity contracts and coal contracts.

x)                         Represents Duke Midwest’s and EquiPower’s historical Cost of sales of $286 million and $298 million, respectively for the period ended March 31, 2015, less an adjustment of $20 million to reflect amortization of identifiable intangible liabilities consisting of out-the-money capacity contracts, coal contracts, and coal and gas transportation contracts.

y)                         Represents Duke Midwest’s and EquiPower’s historical O&M expense of $69 million and $46 million, respectively, in addition to Duke Midwest’s historical Property and other taxes of $7 million and EquiPower’s historical Taxes other than income taxes of $5 million for the period ended March 31, 2015, less an adjustment to reclassify $9 million of Duke Midwest’s historical O&M expense to G&A expense to conform to Dynegy’s presentation.

z)                          Represents Duke Midwest’s and EquiPower’s historical Depreciation and amortization expense of $40 million and $26 million, respectively for the period ended March 31, 2015, plus an adjustment of $54 million to depreciation expense as a result of the fair value adjustment to net Property, plant and equipment.

aa)                  Reflects Duke Midwest’s historical amount for the period ended March 31, 2015.

bb)                  Reflects an adjustment to reclassify $9 million of Duke Midwest’s historical O&M expense for the period ended March 31, 2015 noted in (y) above to G&A expense to conform to Dynegy’s presentation.

cc)                    Reflects EquiPower’s historical amount for the period ended March 31, 2015.

dd)                  Reflects EquiPower’s historical Interest expense of $21 million and mark-to-market on interest rate derivative contracts of $7 million for the period ended March 31, 2015, less an adjustment to remove $27 million of interest expense related to historical debt and mark-to-market interest rate swaps that were not assumed in the EquiPower acquisition.  The remaining amount represents interest expense related to an inventory financing agreement.

ee)                    Represents the removal of Duke Midwest’s and EquiPower’s historical Income tax expense of $48 million and $26 million, respectively for the period ended March 31, 2015.  We maintain a valuation allowance against our deferred tax assets as there is not sufficient evidence to overcome our historical cumulative losses to conclude that it is more-likely-than-not our net deferred tax assets can be realized in the future.  Therefore we did not estimate that we would be able to realize the associated tax benefit.  In addition, Dynegy expects to utilize its historical net operating losses, and therefore no future tax expense was expected.